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Pricing Supplement Dated February 18, 1998                    Rule 424 (b) (2)
                                                              File Nos. 33-51972
(To Prospectus dated May 17, 1994 and                         33-52855
   Prospectus Supplement dated May 27, 1994)

RAYONIER INC.

Series B Medium-Term Notes - Floating Rate

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Trade Date: February 18, 1998               Original Issue Date:February 23,1998
Principal Amount: $16,000,000               Net Proceeds to Issuer: $15,960,640
Currency: USD                               Minimum Denomination: $1,000
Issue Price: 100%
Selling Agent's Commission: 0.246%
Initial Interest Rate: to be determined on the LIBOR determination date
Maturity Date: February 23, 2001
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Form:             __X_     Book-Entry
                  ____     Certificated

Interest:
         Base Rate:        ____ CD Rate              ____ Commercial Paper Rate
                           ____ Fed Funds Rate       __X__ LIBOR
                           ____ Treasury Rate        ____ Other (see attached)
                           ____ Prime

Interest Reset Period:     Quarterly       Interest Payment Dates: 2/23, 5/23,
Interest Payment Period: Quarterly         8/23, 11/23
Maximum Interest Rates: N/A                Index Maturity: 3 months
Spread/Spread Multiplier: +30 bps          Minimum Interest Rates: N/A


Redemption:       __X_     The Notes cannot be redeemed prior to maturity
                  ____     The Notes may be redeemed prior to maturity
         Initial Redemption Date:
         Initial Redemption Price:
         Annual Redemption Price Reduction:

Repayment:        __X_     The Notes cannot be repaid prior to maturity
                  ____     The Notes can be repaid prior to maturity at the
                           option of the holder
         Repayment Price:
         Repayment Date:

Discount Note:    ____     Yes
                  __X_     No
         Total Amount of OID:
         Original Yield to Maturity:
         Initial Accrual Period OID:

         Method Used to Determine Yield for Initial Accrual Period: ____ Approximate ____ Exact

Capacity:______ Agent ___X__ Principal

If as principal:  __X__    The Registered Notes are being offered at varying
                           prices related to prevailing market prices at the time of resale.

                  _____ The Registered Notes are being offered at a fixed initial public offering price _____% of Principal Amount. The Registered Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

____J. P. MORGAN SECURITIES INC.
          __X__MORGAN STANLEY & CO. INC.
                  ______CITICORP SECURITIES INC.